Exhibit 99.1

American Campus Communities, Inc. Reports Fourth Quarter and Year End 2014 Financial Results

Announces five new ACE projects awarded or in direct negotiation

Asset dispositions and ATM activity position balance sheet for growth

AUSTIN, Texas--(BUSINESS WIRE)--February 17, 2015--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2014.

Highlights

Fourth Quarter 2014

  Increased quarterly FFOM to $75.0 million or $0.70 per fully diluted share compared to $70.7 million or $0.66 per fully diluted share in the fourth quarter prior year.
  Increased same store wholly-owned Net Operating Income (NOI) by 2.0 percent over the fourth quarter 2013.
  Increased same store wholly-owned occupancy to 97.6 percent as of December 31, 2014 compared to 96.8 percent for the same date prior year.
  Preleased the same store wholly-owned portfolio for the upcoming 2015-2016 academic year to 61.4 percent applied for and 55.1 percent leased as of February 13, 2015 with a current projected rental rate increase of 2.9 percent. This compares to 60.2 percent applied for and 53.4 percent leased for the same date prior year.
  Awarded or directly negotiating a total of five new American Campus Equity (ACE®) projects with approximately 4,000 beds at Arizona State University, Butler University and the University of Louisville.
  Awarded the right to negotiate two additional on-campus development projects on the campuses of Northeastern Illinois University and the University of Vermont. Both projects are subject to project feasibility analysis and transaction structuring.
  Commenced construction on a 456-bed ACE project on the University of Southern California Health Sciences Campus in Los Angeles and a 400-bed owned off-campus development pedestrian to the University of Colorado in Boulder.
  Closed a total of $94.0 million in core acquisitions with The Standard at Athens, a 610-bed community located pedestrian to the University of Georgia and subsequent to quarter end, Park Point Syracuse, a 226-bed community located on the campus of Syracuse University.
  Subsequent to quarter end, completed the disposition of seven non-core properties totaling 4,107 beds for $173.9 million, bringing the 2014 disposition package to a total sales amount of $197.5 million, consistent with the 2014 guidance range of $117.3 – $217.3 million.

Full Year 2014

  Increased full year FFOM to $254.4 million or $2.38 per fully diluted share compared to $236.6 million or $2.22 per fully diluted share for the full year 2013, an increase of 7.2 percent per share.
  Increased same store wholly-owned Net Operating Income (NOI) by 1.8 percent over the year ended December 31, 2013.
  Completed construction and opened six owned and mezzanine development assets totaling $258.9 million containing 3,573 beds, including three on-campus ACE communities totaling $86.8 million and 1,326 beds. The average occupancy of the six new core pedestrian communities was 99.6 percent as of December 31, 2014.
  Commenced, continued construction, or in final pre-development activities on eight owned-development projects totaling $501.7 million containing 5,055 beds with average distance to campus of 0.1 miles, including four on-campus ACE communities totaling $306.5 million and 2,783 beds.

“We completed 2014 and commenced 2015 with solid execution on all fronts,” said Bill Bayless, American Campus CEO. “Operationally, we achieved an industry leading 2014 Fall occupancy of 97.5 percent with solid rental rate growth of 2.1 percent while simultaneously setting the stage for even stronger rental rate growth in Fall 2015 as we are now targeting 2.9 percent. We also made excellent progress in our asset management initiatives, holding controllable expense growth, which excludes property taxes, insurance and utilities, to just 0.3 percent including a 24.4 percent reduction in marketing costs. In 2015, we now expect the operating margin on our total owned portfolio to improve above 53 percent. We also strengthened our balance sheet by executing on our strategy of disposing of older, non-core assets further from campus while simultaneously being opportunistic in raising equity via our ATM program. These combined efforts have created more than $500 million of additional balance sheet capacity. While creating that capacity is dilutive in the short term to our 2015 FFOM guidance, it is essential in funding the highly accretive future investment opportunities now before us in the form of the largest ACE development pipeline in our history, a solid and emerging pipeline of core pedestrian off-campus development opportunities, and numerous core pedestrian acquisitions. Bottom line - we have tailwinds and significant growth opportunities before us once again.”

Fourth Quarter Operating Results

Revenue for the 2014 fourth quarter totaled $196.8 million, up 7.7 percent from $182.7 million in the fourth quarter 2013 and operating income for the quarter increased $3.7 million or 7.6 percent over the prior year fourth quarter. The increase in revenues and operating income was primarily due to growth resulting from recently completed development properties, increased rental rates for the 2014-2015 academic year, and property acquisitions. Net income for the 2014 fourth quarter totaled $26.9 million, or $0.25 per fully diluted share, compared with net income of $27.8 million, or $0.26 per fully diluted share, for the same quarter in 2013. The decrease to net income as compared to the prior year quarter is primarily due to the gain from disposition of real estate recognized in the prior year quarter as well as an increase in corporate interest expense resulting from our June 2014 unsecured notes offering. FFO for the 2014 fourth quarter totaled $78.1 million, or $0.73 per fully diluted share, an increase of 7.4 percent per share, as compared to $72.8 million, or $0.68 per fully diluted share for the same quarter in 2013. FFOM for the 2014 fourth quarter was $75.0 million, or $0.70 per fully diluted share, an increase of 6.1 percent per share, as compared to $70.7 million, or $0.66 per fully diluted share for the same quarter in 2013.

NOI for same store wholly-owned properties was $97.3 million in the quarter, up 2.0 percent from $95.4 million in the 2013 fourth quarter. Same store wholly-owned property revenues increased by 2.7 percent over the 2013 fourth quarter due to an increase in average rental rates and occupancy for the 2014-2015 academic year. Same store wholly-owned property operating expenses increased by 3.5 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 9.2 percent to $105.1 million for the quarter from $96.3 million in the comparable period of 2013.

Portfolio Update

Developments

The company is progressing on the construction and final pre-development activities on its eight owned-development projects with expected deliveries in Fall 2015 and 2016. The developments total approximately $501.7 million, are all core Class A assets located on or pedestrian to campus in their respective markets - averaging less than 0.1 miles to campus, and are on track to achieve a stabilized development yield in the range of 6.75 - 7.00 percent.

American Campus Equity (ACE)

The company made significant advancements in its ACE development program with awards or the right to directly negotiate a total of five new projects comprised of two projects with Arizona State University, a second phase with Butler University and two projects with the University of Louisville. The projects are in various stages of feasibility analysis and conceptual planning and are expected to contain approximately 4,000 beds with deliveries targeted for Fall 2017 and Fall 2018 with a potential for certain project deliveries to occur as early as Fall 2016.

Since the inception of the program in 2007, excluding these five new awards but including the four ACE projects currently under construction or in the final stages of predevelopment with construction expected to commence in 2015, the company will have 21 ACE communities in service with a total investment of $1.2 billion with 15,630 beds. Based on a market capitalization rate of 5.0 to 5.25 percent, the total asset value of the 21 communities would be approximately $1.6 billion to $1.7 billion. Assuming the successful structuring and commencement of the five new ACE announcements, the owned ACE portfolio currently totals 26 on-campus communities containing approximately 19,600 beds.

Off-Campus Owned

In December, the company commenced demolition of the Boulder Outlook Hotel and construction of a 400-bed student housing property located less than 0.1 miles from the campus of the University of Colorado Boulder. The $52.2 million development is slated for delivery in Fall 2016.

The company is preparing for the redevelopment of its Sunnyside Commons site in Morgantown, West Virginia. The existing community is not being leased for the 2015-2016 academic year and is expected to be demolished and the site redeveloped for occupancy as early as Fall 2016 or potentially Fall 2017.

In the first quarter of 2015, the company expects to close on fully entitled land parcels in order to construct an off-campus property pedestrian to the University of Missouri in Columbia. The 720-bed project is targeting initial occupancy in Fall 2017.

Acquisitions

In October, the company acquired The Standard at Athens, a 610-bed, mixed-use community located pedestrian to the University of Georgia campus and within the downtown Athens entertainment hub. The community is currently 97.5 percent preleased for the upcoming academic year and offers a 1:1 parking ratio, an amenity package unmatched in the market and 25,000 square feet of student oriented retail. Additionally, subsequent to quarter end, the company acquired Park Point Syracuse, a 226-bed community located on the campus of Syracuse University. The combined purchase price of the two communities is $94.0 million and the company is targeting an average proforma cap rate of 5.5 percent nominal and 5.3 percent economic.

Dispositions

Subsequent to quarter end, the company completed the disposition of seven non-core properties in six markets for $173.9 million. Totaling 4,107 beds, the seven properties average more than 1.5 miles from their respective campuses and over fourteen years old. The properties were sold at an average economic cap rate of 6.3 percent based on in-place rental revenue, trailing-12 operating expenses escalated at two percent and portfolio average capital reserves.

Capital Markets

At-The-Market (ATM) Share Offering Program

During the quarter, the company sold 2.1 million shares of common stock under the ATM program at a weighted average price of $40.51 per share for net proceeds of approximately $82.1 million. For the full year, the company sold 2.2 million shares of common stock at a weighted average price of $40.48 per share for net proceeds of approximately $88.0 million. Subsequent to quarter end, the company sold an additional 4.9 million shares of common stock at a weighted average price of $43.92 per share for net proceeds of approximately $213.4 million. Total net proceeds of $301.4 million have been raised under the ATM program in 2014 and 2015 leaving slightly less than $200 million of capacity under the current program.

2015 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2015 may be affected by, among other factors:

  national and regional economic trends and events;
  the timing of acquisitions and/or dispositions;
  interest rate risk;
  the timing of commencement and completion of construction on owned development projects;
  the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
  university enrollment, funding and policy trends;
  the ability of the company to earn third-party management revenues;
  the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
  the ability of the company to integrate acquired properties;
  the outcome of legal proceedings arising in the normal course of business; and
  the success of releasing the company’s owned properties for the 2015-2016 academic year.

Based upon these factors, management anticipates that fiscal year 2015 FFO will be in the range of $2.33 to $2.45 per fully diluted share and FFOM, excluding the impact of transaction costs, will be in the range of $2.30 to $2.42 per fully diluted share. For additional details regarding the company’s 2015 outlook, please see pages 24-25 of the Supplemental Analyst Package 4Q 2014. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2015 is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2015 outlook on Tuesday, February 17, 2015 at 11 a.m. EST (10:00 a.m. CST). Participants from within the U.S. may dial 888-317-6003 passcode 8911217, and participants outside the U.S. may dial 412-317-6061 passcode 8911217 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until February 27, 2015 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) conference number 10058443. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2014, American Campus Communities owned 169 student housing properties containing approximately 103,700 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 204 properties with approximately 130,700 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Investments in real estate:
Wholly-owned properties, net	$5,308,538	$5,199,008
Wholly-owned properties held for sale	131,183	14,408
On-campus participating properties, net	94,128	73,456
Investments in real estate, net	5,533,849	5,286,872

Cash and cash equivalents	25,062	38,751
Restricted cash	31,937	35,451
Student contracts receivable, net	10,145	9,238
Other assets[1]	233,755	227,728
Total assets	$5,834,748	$5,598,040

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,331,914	$1,507,216
Secured agency facility	-	87,750
Unsecured notes	798,305	398,721
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	242,500	150,700
Accounts payable and accrued expenses	70,629	65,088
Other liabilities[2]	121,645	110,036
Total liabilities	3,164,993	2,919,511

Redeemable noncontrolling interests	54,472	47,964

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders' equity:
Common stock	1,072	1,043
Additional paid in capital	3,102,540	3,017,631
Accumulated earnings and dividends	(487,986)	(392,338)
Accumulated other comprehensive loss	(6,072)	(1,435)
Total American Campus Communities, Inc. and Subsidiaries stockholders' equity	2,609,554	2,624,901
Noncontrolling interests - partially owned properties	5,729	5,664
Total equity	2,615,283	2,630,565
Total liabilities and equity	$5,834,748	$5,598,040

  As of December 31, 2014, other assets include approximately $24.7 million related to net deferred financing costs and the net value of in-place leases.
  As of December 31, 2014, other liabilities include approximately $67.0 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Wholly-owned properties	$183,760	$170,599	$690,582	$618,503
On-campus participating properties	9,825	8,477	28,534	26,348
Third-party development services	394	827	4,018	2,483
Third-party management services	1,918	2,089	7,669	7,514
Resident services	922	702	3,112	2,614
Total revenues	196,819	182,694	733,915	657,462
Operating expenses
Wholly-owned properties	79,541	74,977	329,615	296,794
On-campus participating properties	3,025	2,595	11,290	11,049
Third-party development and management services	3,367	3,024	11,754	10,810
General and administrative	4,776	4,300	18,935	16,666
Depreciation and amortization	51,294	47,178	197,495	184,988
Ground/facility leases	2,046	1,653	7,397	5,402
Provision for real estate impairment	66	-	2,443	-
Total operating expenses	144,115	133,727	578,929	525,709
Operating income	52,704	48,967	154,986	131,753
Nonoperating income and (expenses)
Interest income	1,045	840	4,168	3,005
Interest expense	(24,489)	(21,664)	(90,362)	(78,028)
Amortization of deferred financing costs	(1,415)	(1,474)	(5,918)	(5,608)
Loss from disposition of real estate[1]	(301)	-	(368)	-
Other nonoperating income (expense)	186	-	186	(2,666)
Total nonoperating expenses	(24,974)	(22,298)	(92,294)	(83,297)
Income before income taxes and discontinued operations	27,730	26,669	62,692	48,456
Income tax provision	(439)	(255)	(1,308)	(1,020)
Income from continuing operations	27,291	26,414	61,384	47,436
Discontinued operations[2]
(Loss) income attributable to discontinued operations	-	(202)	(123)	4,824
Loss from early extinguishment of debt	-	(332)	-	(332)
Gain from disposition of real estate	-	2,432	2,843	55,263
Total discontinued operations	-	1,898	2,720	59,755
Net income	27,291	28,312	64,104	107,191
Net income attributable to noncontrolling interests	(441)	(483)	(1,265)	(2,547)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$26,850	$27,829	$62,839	$104,644
Other comprehensive (loss) income
Change in fair value of interest rate swaps	(1,062)	775	(4,859)	5,226
Comprehensive income	$25,788	$28,604	$57,980	$109,870
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.25	$0.26	$0.59	$0.99
Diluted	$0.25	$0.26	$0.58	$0.98
Weighted-average common shares outstanding
Basic	105,414,388	104,782,817	105,032,155	104,760,502
Diluted	106,024,960	105,386,079	105,711,420	105,382,320

  Represents net losses from the sale of wholly-owned properties. Due to a recent change in accounting guidance, disposals of individual operating properties or portfolios that do not represent a strategic shift in the Company’s operations will no longer qualify as discontinued operations and will be classified within income from continuing operations on the consolidated statements of comprehensive income.
  The operations for any properties sold during 2013, along with any properties sold in 2014 that were classified as held for sale as of December 31, 2013, are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations in the consolidated statements of comprehensive income. We sold Hawks Landing in February 2014 but will continue to present the operations of the property and the resulting gain from disposition in discontinued operations because the property was classified as held for sale in our consolidated financial statements as of December 31, 2013.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net income attributable to American Campus Communities, Inc. and Subsidiaries	$26,850	$27,829	$62,839	$104,644
Noncontrolling interests[1]	441	483	1,265	1,756
Loss (gain) from disposition of real estate	301	(2,432)	(2,475)	(55,263)
Elimination of provision for real estate impariment[2]	66	-	2,443	-
Real estate related depreciation and amortization	50,477	46,936	195,158	185,640
Funds from operations ("FFO")	78,135	72,816	259,230	236,777
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,691)	(2,729)	(3,933)	(3,222)
Amortization of investment in on-campus participating properties	(1,700)	(1,203)	(5,688)	(4,756)
	73,744	68,884	249,609	228,799
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[3]	854	760	2,721	2,207
Management fees	448	369	1,289	1,201
On-campus participating properties development fees[4]	-	354	1,070	1,304
Impact of on-campus participating properties	1,302	1,483	5,080	4,712

Impact of University Walk (pre-sale arrangement)[5]	-	-	(323)	-
Non-cash litigation settlement expense[6]	-	-	-	2,800
Elimination of loss from early extinguishment of debt	-	332	-	332
Funds from operations-modified ("FFOM")	$75,046	$70,699	$254,366	$236,643

FFO per share - diluted	$0.73	$0.68	$2.42	$2.22
FFOM per share - diluted	$0.70	$0.66	$2.38	$2.22
Weighted average common shares outstanding - diluted	107,319,712	106,728,926	107,036,208	106,654,933

  For the year ended December 31, 2013, excludes $0.8 million of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Effective July 1, 2013, the company acquired the noncontrolling partner’s interest and now owns 100% of the property.
  Represents an impairment charge recorded for The Enclave, a property that was sold in September 2014, and a land parcel donated to a municipality in October 2014.
  50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).
  Represents development and construction management fees related to the West Virginia University on-campus participating property, which completed construction in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
  University Walk is a property that was subject to a pre-sale arrangement that we did not own as of December 31, 2014 but were obligated to purchase as long as the developer met certain construction deadlines and closing conditions. The property opened for operations in August 2014 and we purchased the property in February 2015. The property is consolidated for financial reporting purposes but we did not benefit from the net cash flow from operations prior to October 1, 2014. As a result, we have excluded the operations of this property during the third quarter 2014 from FFOM.
  On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

Table 4
American Campus Communities, Inc. and Subsidiaries
2015 Outlook
(dollars in thousands, except share and per share data)

	Low	High

Net income	$61,800	$68,400
Noncontrolling interests	1,100	1,200
Depreciation and amortization	203,000	209,600
Funds from operations ("FFO")	$265,900	$279,200

Elimination of operations from on-campus participating properties	(10,200)	(10,600)
Modifications to reflect operational performance of on-campus participating properties	4,300	4,900
Property acquisition costs	1,800	2,600
Funds from operations - modified ("FFOM")	$261,800	$276,100

Net income per share - diluted	$0.54	$0.60

FFO per share - diluted	$2.33	$2.45

FFOM per share - diluted	$2.30	$2.42

Weighted-average common shares outstanding - diluted	114,000,000	114,000,000

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000